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    ESPEED APPOINTS NEW MEMBERS TO ITS BOARD OF DIRECTORS AND MANAGEMENT TEAM

New York, NY - September 20, 2001 - eSpeed, Inc. (NASDAQ: ESPD) today announced the following individuals to its Board of Directors and senior management.

     Howard W. Lutnick, Chairman and CEO, will now have the additional role of President.

     Lee Amaitis, currently the CEO of Cantor Fitzgerald International, will now have the additional position of Global Chief Operating Officer of eSpeed and Director.

     Joseph Noviello, formerly Senior Vice President and Chief Technology Officer has been named Executive Vice President and Chief Information Officer and Director.

     Stephen M. Merkel, remains Senior Vice President, General Counsel & Secretary and was appointed Director.

     Amy Nauiokas remains Senior Vice President, Head of Marketing & Communications.

The other members of eSpeed's Board of Directors have been with the company since its initial public offering and include:

     Richard C. Breeden, Chairman and Chief Executive Officer of Equivest Finance, Inc. and former Chairman of the U.S. Securities & Exchange Commission.

     Larry R. Carter, Senior Vice President, Finance & Administration, Chief Financial Officer and Secretary, Cisco Systems.

     William J. Moran, Executive Vice President and General Auditor, J.P. Morgan Chase & Co.

Howard W. Lutnick, Chairman, CEO & President of eSpeed Inc. said, "I am lucky indeed to have such an extraordinarily experienced and respected group of executives. eSpeed will build upon the tremendous efforts of our fallen colleagues and in doing so honor their hard work and tremendous contributions to our company and the entire eSpeed family."

Statements contained in this Press Release which are not historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the limited operating history of eSpeed, Inc., its expected incurrence of future losses and negative cash flow from operations for the foreseeable future, its ability to enter into marketing and strategic alliances, to effectively manage its growth, to expand the use of its electronic systems, and to induce customers to use its marketplaces and services and other factors that are discussed in eSpeed's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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Media inquiries:
Edelman Public Relations
Jeff Siegel 212-816-4863 or Mike Holloway 212-704-4532


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